______________________________________________________________________________



                              STOCK PURCHASE AGREEMENT



                                    BY and AMONG



                             ECONOPHONE, INC., as Buyer


                                        and


                    RICHARD MASINO and ROBERT WUNDER, as Sellers


                          WHO ARE ALL THE SHAREHOLDERS OF


                                VOICENET CORPORATION




_______________________________________________________________________________



                                   January 28, 1998

                                 TABLE of CONTENTS


Article                                                                    Page

1.   Purchase and Sale of Shares . . . . . . . . . . . . . . . . . . . . . .  1
2.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
3.   Additional Consideration. . . . . . . . . . . . . . . . . . . . . . . .  3
4.   Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . .  5
5.   Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . .  8
6.   Representations and Warranties of Sellers . . . . . . . . . . . . . . . 12
7.   Covenants of Sellers. . . . . . . . . . . . . . . . . . . . . . . . . . 35
8.   Representations and Warranties of Buyer. . . . . . . . . . . . . . . . .43
9.   Covenants of Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
10.  Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
11.  Employee and Related Matters. . . . . . . . . . . . . . . . . . . . . . 47
12.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . 47
13.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
14.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
15.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
16.  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . 62
17.  Survival of Representations . . . . . . . . . . . . . . . . . . . . . . 62
18.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
19.  Attorney Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
20.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
21.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
22.  Interpretation; Exhibits and Schedules; Certain Definitions . . . . . . 64
23.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
24.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
25.  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
26.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

27.  Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . .66
28.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
29.  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67

                             STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("this Agreement"), dated as of January 28, 1998, is made by and among Econophone, Inc., a New York corporation ("Buyer"); and Richard Masino, an individual domiciliary of the State of New York ("Masino"), and Robert Wunder, an individual domiciliary of the State of Connecticut ("Wunder"), together the holders of all the issued and outstanding shares of capital stock of VoiceNet Corporation, a New York corporation ("the Company") (each of Masino and Wunder individually a "Seller" and together, jointly and severally, the "Sellers").

     Sellers are the beneficial and record owners of all the issued and outstanding shares of common stock, no par value (the "Shares"), of the Company. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all the Shares upon the terms and subject to the conditions of this Agreement.

     Accordingly, Sellers and Buyer hereby agree as follows:

1.   Purchase and Sale of Shares

1.1 On the terms and subject to the conditions of this Agreement, Sellers shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from Sellers, the Shares for an aggregate purchase price of US$21,000,000 (the "Purchase Price"), payable as set forth below in Article 2, and subject to adjustment as set forth herein. The Purchase Price shall be allocated as follows: $20,500,000 for the Shares and $500,000 for the non-competition covenant set forth in Section 7.6. Neither Buyer nor Sellers (nor any of their respective Affiliates, as defined below) shall take any position on any Tax return or with any taxing authority that is inconsistent with the allocation of the Purchase Price set forth in the preceding sentence.

2.   Closing

2.1 The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Econophone, Inc., 45 Broadway, 30th Floor, New York, New York, at 10:00 a.m. on February 17, 1998. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". At the Closing, (a) Buyer shall deliver to Sellers, by wire transfer to a bank account or accounts (but in no event more than two such accounts) designated in writing by Sellers at least two business days prior to the Closing Date, immediately available funds in the total amount of US$20,000,000 (the "Initial Consideration"); and
      (b) Sellers shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

2.2 At the Closing, Buyer shall also deliver to the escrow agent (the "Escrow Agent") appointed by the parties pursuant to that separate agreement dated the same date as this Agreement and in a form mutually acceptable to Buyer and Sellers (the "Escrow Agreement"), by wire transfer to the bank account specified in the Escrow Agreement (the "Escrow Account"), (a) the amount of US$500,000, representing the unadjusted balance of the purchase price for the Shares (the "Purchase Balance"); and (b) the amount of US$500,000, representing the allocation for the non-compete covenant (the "Non-Compete Payments") (together, the "Escrowed Funds"). It is understood and agreed between and among the parties that the Escrow Account may be interest-bearing at the sole option of Sellers, and that funds contained in the Escrow Account shall be invested pursuant to Sellers' sole instructions. Notwithstanding the obligations on the part of Buyer to pay the Purchase Balance and Non-Compete Payments to Sellers under the terms and conditions of this Agreement, and the obligations of the Escrow Agent to remit the said Purchase Balance and Non-Compete Payments to Sellers under the terms and conditions of the Escrow Agreement, all interest or other investment earnings accrued in the Escrow

      Account shall be for the sole account of Sellers. Amounts on deposit in the Escrow Account shall secure Sellers' indemnification obligations hereunder.

2.3 Subject to the terms of the Escrow Agreement, the Purchase Balance and Non-Compete Payments shall be payable to Sellers from the Escrow Account as follows:

      2.3.1 One-half of the total Purchase Balance (i.e., US$250,000) plus one-half of the Non-Compete Payments (i.e., US$250,000) shall be payable to Sellers on the earlier of (a) August 14, 1998, or (b) the date of termination of Sellers' employment with Buyer pursuant to the terms of the separate employment agreements defined in subsection 5.1.6 hereof; and

     2.3.2 The remainder of the Purchase Balance (i.e., US$250,000) plus the balance of the Non-Compete Payments (i.e., US$250,000) shall be payable to Sellers on February 15, 1999.

3.   Additional Consideration

3.1 The Purchase Price payable in respect of the Shares shall be increased by an amount (the "Earn-Out Bonus") which shall consist of two components, computed monthly: (a) 8.16% of Calling Card EOB (as defined below), plus (b) 2.4% of Additional EOB (as defined below); provided, that no single element of Earn-Out Bonus will be calculated on both of the separate components specified in this Section. The Earn-Out Bonus shall be payable as set forth herein. For all purposes of this Agreement, the following definitions shall apply:

      3.1.1 "Calling Card EOB" means that amount by which Net Monthly Revenues ("NMR," defined below) of Calling Card Services (defined below) shall exceed US$3,500,000;

      3.1.2 "Additional EOB" shall mean the combined NMR of postpaid "1+", prepaid "1+", fixed termination toll-free "800"/"888", reroutable toll-free "800"/"888", ITFS, and local access PIN services generated by the Company after the date of Closing (collectively, the "Other Services");

      3.1.3 "NMR" shall mean the gross monthly revenues of Calling Card Services or Other Services, as the case may be, generated by the Company; provided, however, that (a) the parties expressly acknowledge that, as of the date of this Agreement, the Buyer does not offer or otherwise furnish all of the Other Services; and (b) no determination has been made as to when or whether all of the Other Services might be introduced by the Buyer;

      3.1.4 "Calling Card Services" shall mean the following calling card products and services only, and no other products or services: (a) postpaid calling card products and postpaid calling card services marketed by the Company (excluding calling card products and services marketed by Buyer independently of the Company); and (b) prepaid calling card products and prepaid calling card services marketed by the Company, but only to the extent such products or services are provided to persons who initially sought to become customers of the Company for post-paid calling card products or services and who were denied credit and offered calling card service strictly on a prepaid basis.

3.2 The Earn-Out Bonus shall be subject to the following additional terms and conditions:

      3.2.1 The Earn-Out Bonus shall be computed and paid by Econophone no later than the 10th day following the conclusion of any billing cycle (currently the 15th day of each calendar month) with respect to the immediately preceding concluded billing cycle, and shall be payable with respect to all complete billing cycles (and on a pro rata basis for any partial billing cycle) included in the period equal to the shorter of (a) the period that both Employment Agreements (as defined in subsection 5.1.6 below) are in effect, and
               (b) twelve months after the closing date (such period, as the case may be, the "Earn-Out Bonus Period").

     3.2.2 Sellers shall have 30 days in which to dispute Econophone's computation of the Earn-Out Bonus payable with respect to any billing cycle. The computation and payment shall become final and binding upon Buyer and Sellers on the 30th day following delivery thereof, unless Sellers give written notice of their dispute ("Notice of Dispute") to Buyer prior to such 30th day. Any Notice of Dispute shall (a) specify in reasonable detail the nature of any disagreement so asserted; and
               (b) relate to disagreements based upon mathematical errors or based upon Earn-Out Bonus not being calculated in accordance with this Article. If a Notice of Dispute is received by Buyer in a timely manner, then Sellers and Buyer shall undertake to resolve in writing any differences they have with respect to the matters specified in the Notice of Dispute; or, if no such resolution can be achieved between and among the parties, then the dispute shall be submitted for resolution to the independent accounting firm (the "Accounting Firm") designated in Section 4.3 below. Thereafter, the computation and payment shall become final and binding upon Sellers and Buyer on the earlier of (i) the date on which the parties agree to a revised version of the computation; or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. The cost of any such resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section shall be borne by Buyer and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

     3.2.3 The Earn-Out Bonus shall be calculated on the NMR of all business generated by the Company within the United States only, excluding the NMR of any business with respect to which Sellers do not exercise management responsibility pursuant to their respective Employment Agreements. With respect to foreign revenues, Sellers shall provide Buyer at Closing with a written listing of all foreign media for which advertisements for any or all of Calling Card Services or Other Services are funded wholly by dealers pursuant to arrangements negotiated by Sellers. Thereafter, for the remainder of the Earn-Out Bonus Period, to the extent that any NMR that are foreign revenues are generated from (i) such dealer-funded advertising, or (ii) customer accounts generated by those dealers who have arrangements negotiated by Sellers, an additional Earn-Out Bonus shall be due and payable on such foreign revenues in accordance with the NMR formula set forth above. All other foreign revenues that are not generated as a result of dealers introduced to Buyer by Sellers shall be excluded from NMR and from consideration for Earn-Out Bonus, irrespective of whether Buyer, for accounting purposes or for any other reason of its own administrative convenience, shall elect to book any or all such revenues into the Company.

4.   Purchase Price Adjustment

4.1 Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the "Statement"), certified by an officer of Buyer, setting forth the Net Operating Accruals (as defined below) as of the close of business on the Closing Date ("Closing Operating Accruals"). During the 45-day period following Sellers' receipt of the Statement, Sellers shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall become final and binding upon Buyer and Sellers on the 45th day following delivery thereof, unless Sellers give written notice of their disagreement with the Statement ("Notice of Disagreement") to Buyer prior to such 45th day.

4.2 Any Notice of Disagreement shall (a) specify in reasonable detail the nature of any disagreement so asserted; and (b) relate to disagreements based upon mathematical errors or based upon Closing Operating Accruals not being calculated in accordance with this Section. If a Notice of Disagreement is received by Buyer in a timely manner, then Sellers and Buyer shall undertake to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement; or, if no such resolution can be achieved between and among the parties, then the dispute shall be submitted for resolution to an independent accounting firm (the "Accounting Firm") in accordance with the procedure set forth in Section 4.3 below. Thereafter, the Statement shall become final and binding upon Sellers and Buyer on the earlier of
      (A) the date on which the parties agree to a revised version of the Statement; or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

4.3 During the 45-day period following the delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Buyer and its auditors shall have access to Sellers' working papers (and the working papers of their auditors) prepared in connection with their certification of the Notice of Disagreement. At the end of such 45-day period, Sellers and Buyer shall submit to the Accounting Firm (defined immediately below) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be Deloitte & Touche LLP, or, if such firm is unable or unwilling to act, such other nationally-recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Sellers and Buyer agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted within 45 days following submission. Sellers and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any such resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section shall be borne by Buyer and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Sellers' independent auditors incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by Sellers, and the fees and disbursements of Buyer's independent auditors incurred in connection with their review of the Statement and review of any Notice of Disagreement shall be borne by Buyer.

4.4 The Purchase Price shall be increased or decreased by the amount of Net Operating Accruals as of the Closing Date. "Net Operating Accruals" shall be calculated by fixing the sum of all receivables owed to the Company as of the Closing Date, and subtracting from that figure the sum of all liabilities or other amounts owed by the Company, including any commissions, trade payables, and short-term and long-term debt obligations; provided, however, that the receivables and payables set forth on Schedule 4.4 hereto shall be included or excluded from this calculation as set forth on such Schedule. If Net Operating Accruals is a positive number (i.e., receivables greater than payables), then the Purchase Price shall be increased by the amount of Net Operating Accruals. If Net Operating Accruals is a negative number (i.e., receivables less than payables), then the Purchase Price shall be decreased by the amount of Net Operating Accruals (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price").

4.5 All calculations required to calculate Net Operating Accruals in the previous Section shall be made in accordance with generally accepted accounting principles, whether or not in accordance with the historical accounting practices of the Company. To the extent generally accepted accounting principles permit alternate treatments of any item comprising Net Operating Accruals, the particular treatment used in the preparation of the Balance Sheet shall also be used in the preparation of the Statement.

4.6 During the period of time from and after the date of delivery of the Statement to Sellers through the resolution of any adjustment to the Purchase Price contemplated by this Article, Buyer shall cause the Company to afford to Sellers and any accountants, counsel or financial advisers retained by Sellers in connection with any adjustment to the Purchase Price contemplated by this Article reasonable access during normal business hours to the Company's books and records to the extent relevant to the adjustment contemplated by this Article.

4.7 Within 10 business days after the Statement becomes final and binding on the parties, Buyer shall pay to Sellers the amount of any increase in the Adjusted Purchase Price, or Sellers shall pay to Buyer the amount of any decrease in the Adjusted Purchase Price, as the case may be. Any payment required under this Section shall be by wire transfer in immediately available funds, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of payment.

5.   Conditions to Closing

5.1 Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

      5.1.1 The representations and warranties of Sellers made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Sellers by the time of the Closing. Sellers shall have delivered to Buyer a certificate dated the Closing Date confirming the foregoing.

      5.1.2 Buyer shall have received an opinion of Stroock & Stroock & Lavan LLP, counsel to Sellers, dated the Closing Date, in a form reasonably satisfactory to Buyer.

      5.1.3 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

      5.1.4 There shall not be pending or threatened by any Governmental Entity or by any other person any suit, action or proceeding
               (a) challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its affiliates in connection with the purchase and sale of the Shares any material damages;
               (b) seeking to prohibit or limit the ownership or operation by Buyer, the Company or any of their respective subsidiaries of any material portion of the business or assets of Buyer, the Company or any of their respective affiliates, or to compel Buyer, the Company or any of their respective affiliates to dispose of or hold separate any material portion of the business or assets of Buyer, the Company or any of their respective affiliates, in each case as a result of the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement; (c) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company; or (d) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its subsidiaries.

      5.1.5 Sellers shall have obtained the written consent of the landlord of the office premises at 2780 Middle Country Road, Lake Grove, New York, to assignment of the Company's current office lease to Buyer without cost or penalty.

      5.1.6 Each of Sellers shall have entered into an employment agreement with Buyer (individually, the "Employment Agreement" and collectively, the "Employment Agreements") substantially in the form annexed hereto as Exhibits A-1 and A-2.

      5.1.7 The Escrow Agreement shall have been duly executed by each of Sellers.

      5.1.8 To the extent that any assets are required to be transferred by Sellers into or out of the Company in order to effectuate the transactions contemplated hereby, such transfer of assets is accomplished in a manner reasonably acceptable to Buyer.

5.2 Sellers' Obligation. The obligation of Sellers to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

      5.2.1 The representations and warranties of Buyer made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

      5.2.2 Sellers shall have received an opinion dated the Closing Date of Lacher & Fox, counsel to Buyer, in a form reasonably satisfactory to Sellers.

      5.2.3 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

      5.2.4 There shall not be pending or threatened by any Governmental Entity or by any other person any suit, action or proceeding challenging or seeking to restrain or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain from Sellers or any of its affiliates in connection with the purchase and sale of the Shares any material damages; provided, however, that this condition shall be deemed to be waived by Sellers as to any suit, action or proceeding (except for any suit, action or proceeding by any Governmental Entity) if Buyer provides to Sellers indemnification in form and substance reasonably satisfactory to Sellers and its counsel with respect to any such suit, action or proceeding.

      5.2.5    The Escrow Agreement shall have been duly executed by Buyer.

      5.2.6 Sellers shall have confirmed the Escrow Agent's receipt of the Escrowed Funds specified in Section 2.2 hereof, simultaneously with or prior to the Closing.

      5.2.7 All commissions payable by Buyer to Sellers in connection with the one month period ending January 15, 1998 shall have been paid at or prior to the Closing (it being agreed by and among Sellers and Buyer that all commissions payable by Buyer to Sellers in connection with the period commencing January 16, 1998 and ending at the Closing shall be included in the calculation of Net Operating Accruals).

5.3  Frustration of Closing Conditions.

      5.3.1 Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to act in reasonable good faith or to use its reasonable best efforts to cause the Closing to occur.

      5.3.2 In the event that Buyer shall not consummate the Closing in accordance with the terms of this Agreement, other than as the result of the failure of any of the conditions to Closing set forth in Section 5.1 hereof ("Buyer's Failure To Close"), then, in addition to all other remedies provided for in this Agreement, Buyer shall be obligated to pay to Sellers the sum of $10,000 for each day that the Closing shall be delayed solely on account of Buyer's Failure To Close.

      5.3.3 In the event that Sellers shall not consummate the Closing in accordance with the terms of this Agreement, other than as the result of the failure of any of the conditions to Closing set forth in Section 5.2 hereof ("Sellers' Failure To Close"), then, in addition to all other remedies provided for in this Agreement, Sellers jointly and severally shall be obligated to pay to Buyer the sum of $10,000 for each day that the Closing shall be delayed solely on account of Sellers' Failure To Close.

6.   Representations and Warranties of Sellers

     Sellers hereby jointly and severally represent and warrant to Buyer as follows (except with respect to those representations and warranties contained Sections 6.1, 6.2 and 6.3 which pertain to Sellers individually rather than specifically to the Company, for which each Seller represents and warrants severally for himself):

6.1 Authority. Sellers are the sole owners of all the issued and outstanding shares of capital stock of the Company, and Sellers together exercise the sole management discretion and authority over the Company's assets, liabilities and business operations. Each Seller has all requisite power and authority to enter into this Agreement, the Escrow Agreement and his respective Employment Agreement, to perform his respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Sellers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

6.2  No Conflicts; Consents.

     6.2.1 Except as set forth in Schedule 6.2.1, the execution and delivery of this Agreement by Sellers do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of the Company under, any provision of (a) the Certificate of Incorporation or By-laws of the Company; (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Sellers, the Company or any Affiliate of either thereof is a party or by which any of their respective properties or assets are bound; or (c) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Sellers, the Company or any Affiliate of either thereof or their respective properties or assets.

      6.2.2 The total sales and total assets of the Company, each Seller and Sellers together are less than US$10,000,000 and therefore, the transactions contemplated hereby are not subject to filing with the United States Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

      6.2.3 No other consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Sellers, the Company, or their respective Affiliates in connection with (i) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; or
               (ii) the conduct by the Company of its business following the Closing as conducted on the date hereof, other than those that may be required solely by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby.

6.3 The Shares. Sellers have good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Sellers for transfer to Buyer, and upon Seller's receipt of the Initial Consideration, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

6.4  Organization and Standing; Books and Records.

      6.4.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company, the value of the Shares, or on the ability of Sellers to consummate the transactions contemplated hereby (a "Material Adverse Effect"). A list of the jurisdictions in which the Company is so qualified is set forth in Schedule 6.4. Neither the Company, nor Sellers, nor any of their respective Affiliates is subject to, bound by or a party to any contract, agreement or other instrument, or subject to any charter or other corporate restriction, which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      6.4.2 Sellers have, prior to the execution of this Agreement, made available to Buyer true and complete copies of the Certificate of Incorporation and By-laws, each as amended to date, of the Company. The stock certificate and transfer books and the minute books of the Company (which have been made available for inspection by Buyer prior to the date hereof) are true, correct and complete.

6.5 Capital Stock of the Company and the Subsidiaries. The authorized capital stock of the Company consists of 200 shares of Common Stock, no par value, of which 100 shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Each Seller is the record and beneficial owner of 50 Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. The Shares have not been issued in violation of, and none of the Shares or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws of the Company or the comparable governing instruments of any Affiliate, any contract, agreement or instrument to which the Sellers, the Company or any Affiliate is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which either Seller, the Company or any Affiliate of either Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company; or (b) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company. Except as set forth in Schedule 6.5, there are no equity securities of the Company reserved for issuance for any purpose. Except as set forth in Schedule 6.5, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

6.6 No Subsidiaries; Equity Interests. The Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person. The Company is not a member of or participant in any partnership, joint venture or similar person.

6.7  Financial Statements; Undisclosed Liabilities.

      6.7.1 Schedule 6.7 sets forth (a) the unaudited consolidated balance sheet of the Company as of December 31, 1997 (the "Balance Sheet"), and the unaudited consolidated statements of income and cash flows of the Company for the period ended December 31, 1997, and (b) the audited consolidated balance sheets of the Company as of December 31, 1996, and the audited consolidated statements of income and cash flows of the Company for the year ended December 31, 1996, together with the notes to such financial statements (the financial statements described in clauses (a) and (b) above, together with the notes to such financial statements, collectively, the "Financial Statements"). The Financial Statements referred to in clause (b) above have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto) and on that basis fairly present (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments) the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated. The Financial Statements referred to in clause (a) above have been prepared on a cash basis of accounting and on that basis fairly present (subject to normal, recurring year-end audit adjustments) the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

      6.7.2 The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) such as would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet or in the notes thereto, except
               (a) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (b) for items set forth in Schedule 6.7, (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement, and (d) for Taxes. This representation shall not be deemed breached as a result of a change in law after the Closing Date.

6.8  Sufficiency of Company Assets.   The assets owned by the Company
     constitute, and, except for the assets set forth on Schedule 6.8 which shall be transferred to Sellers, on the Closing Date will constitute, all of the assets or property used or held for use in the Company's business and, other than dispositions of assets in the ordinary course of business, include all assets reflected on the Balance Sheet. Upon consummation of the transactions contemplated hereby, (a) Buyer will have acquired good and marketable title in and to the shares, free and clear of all liens except for Permitted Liens, and (b) the Company shall continue to have good and marketable title in and to, or a valid leasehold interest in, all such assets or property owned by the Company that is used or held for use in the Company's business, free and clear of all liens except for Permitted Liens. Neither the

     Sellers nor any of their Affiliates (other than the Company) owns any assets or property that is used or held for use in the Company's business.

6.9  Taxes.

      6.9.1 For purposes of this Agreement, (a) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts; (b) "pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day; and (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

      6.9.2 Except as set forth in Schedule 6.9, (a) the Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws; (b) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof; and (c) no material tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes.

      6.9.3 Except as set forth in Schedule 6.9, no property of the Company is "tax exempt use property" within the meaning of
               Section 168(h) of the Code.

      6.9.4 Except as set forth in Schedule 6.9, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Company, and the Company has not requested any extension of time within which to file any material Tax return, which return has not yet been filed.

      6.9.5 The Company is not a real property holding company within the meaning of Section 897 of the Code.

      6.9.6 Neither of Sellers is a "foreign person" within the meaning of Section 1445 of the Code.

      6.9.7 The Company has made and the Sellers have consented to a valid election, which election has not been revoked or terminated or otherwise become ineffective, under Section 1362(a) of the Code to be taxed as an "S corporation" under Sections 1361 through 1379 of the Code. The Company has made and the Sellers have consented to valid elections, which elections have not been revoked or terminated or otherwise become ineffective, to be taxed in a comparable fashion under comparable state, local or foreign Tax law, for the taxable periods and in all applicable taxing jurisdictions in which such an election may be made. Except as a set forth in
               Schedule 6.9, the Company has not been, nor will be, subject to any Federal corporate income taxes imposed under Chapter 1 of the Code (other than Code Sections 1374 and 1375 (and their predecessor Sections under the Internal Revenue Code of 1954, as amended)) or any state, local or foreign income or franchise Taxes for any period for which it elected to be taxed as an "S corporation".

      6.9.8 The Company is not and has never been a member of an affiliated group within the meaning of Section 1504 of the Code.

6.10 Assets Other than Real Property Interests. The Company has good and valid title to all assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except

     (a) such as are set forth in Schedule 6.10; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes which are not due and payable or which may thereafter be paid without penalty; (c) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto; and (d) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company, taken as a whole, as presently conducted (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (b), (c) and (d) above are hereinafter referred to collectively as "Permitted Liens").

     6.10.1 All the material tangible personal property of the Company has been maintained in all material respects in accordance with the past practice of the Company and generally accepted industry practice. Each item of material tangible personal property of the Company is in all material respects in good operating condition and repair, ordinary wear and tear excepted. All leased personal property of the Company is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

     6.10.2 This Section 6.10 does not relate to real property or interests in real property, such items being the subject of
               Section 6.11.

6.11 Title to Real Property. There are no interests in real property owned in fee by the Company. Schedule 6.11 sets forth a complete list of all real property and interests in real property leased by the Company (individually, a "Company Property") and identifies any material base leases and reciprocal easement or operating agreements relating thereto. The

     Company has good and valid title to the leasehold estates in all Company Property, in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (i) such as are set forth in
     Schedule 6.11, (ii) leases, subleases and similar agreements set forth in Schedule 6.13, (iii) Permitted Liens, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to Closing, and
     (vi) (A) zoning, building and other similar restrictions,
     (B) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company has easement rights or on any Company Property and subordination or similar agreements relating thereto, and
     (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (A), (B) and
     (C), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company, taken as a whole, as presently conducted. To the knowledge of Sellers, the current use by the Company of the plants, offices and other facilities located on Company Property does not violate any local zoning or similar land use or government regulations in any material respect.

6.12 Intellectual Property. Schedule 6.12 sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection (collectively, "Intellectual Property"), owned, used, filed by or licensed to the Company. With respect to registered trademarks, Schedule 6.12 sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 6.12, the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in Schedule 6.12 and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. The Company owns and has all rights to Intellectual Property in all jurisdictions and geographic areas as are necessary in connection with the business of the Company as presently conducted and as such business is proposed to be conducted in the most recent business plan of the Company (the "Business Plan").

     6.12.1 Neither the Company nor any of the Subsidiaries has granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Schedule 6.12 or the marketing or distribution thereof. Neither the Company nor any of the Subsidiaries is bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in Schedule 6.12 and except for agreements relating to computer software licensed to the Company in the ordinary course of business. Subject to the rights of third parties set forth in Schedule 6.12, all Intellectual Property listed in Schedule 6.12 is free and clear of the claims of others and of all liens, security interests and encumbrances whatsoever. To the knowledge of Sellers and except as provided in Schedule 6.12, the conduct of the business of the Company as presently conducted does not, and the conduct of such business as proposed to be conducted in the Business Plan will not, violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Schedule 6.12, (a) no claims are pending or, to the knowledge of Sellers, threatened, as of the date of this Agreement, against the Company, including any predecessor or Affiliate of the Company, by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property; and (b) during the past two years, Sellers and the Company, including any predecessor or Affiliate of the Company, have not received any communications alleging that the Company (any predecessor or Affiliate) has violated any rights relating to Intellectual Property of any person.

     6.12.2 All former and current employees, agents, consultants and independent contractors of the Company or any predecessor or Affiliate who materially have contributed to or participated in the conception and development of software or other Intellectual Property listed in Schedule 6.12 (collectively, "Personnel"), have executed and delivered to the Company a proprietary information agreement restricting such person's right to disclose proprietary information of the Company. All former and current Personnel either (a) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable Federal and state law, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (b) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against the Company or any predecessor or Affiliate in connection with such person's involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of the Company or any Affiliate have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which patents or applications have not been assigned to the Company, with such assignment duly recorded in the United States Patent Office.

6.13 CONTRACTS. Except as set forth in Schedule 6.13, the Company is not a party to or bound by any:

      6.13.1 employment agreement or employment contract that has an aggregate future liability in excess of $5,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $5,000;

      6.13.2 employee collective bargaining agreement or other contract with any labor union;

      6.13.3 covenant of the Company or any predecessor or Affiliate of the Company not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant of the Company restricting the development, manufacture, marketing or distribution of the products and services of the Company;

     6.13.4 agreement, contract or other arrangement with (a) Sellers or any Affiliate of Sellers (other than the Company) or (b) any current or former officer, director or employee of the Company, any predecessor or Affiliate of the Company, Sellers or any Affiliate of Sellers;

     6.13.5 lease, sublease or similar agreement with any person (other than the Company) under which the Company is a lessor or sublessor of, or makes available for use to any person (other than the Company), (a) any Company Property or (b) any portion of any premises otherwise occupied by the Company;

     6.13.6 lease or similar agreement with any person (other than the Company) under which (a) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person; or (b) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $5,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $5,000;

     6.13.7 (a) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice); (b) management, service, consulting or other similar type of contract; or (c) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company) in excess of $5,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $5,000;

     6.13.8 material license, option or other agreement relating in whole or in part to the Intellectual Property set forth in Schedule
               6.12 (including any license or other agreement under which the Company is license or licensor of any such Intellectual Property) or to trade secrets, confidential information or proprietary rights and processes of the Company, any predecessor or Affiliate of the Company, or any other person;

     6.13.9 agreement, contract or other instrument under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company);

     6.13.10 agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (a) any person (including the Company) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the

               Company, or (b) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

     6.13.11 agreement, contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company);

     6.13.12 mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company Property, which lien or other encumbrance is set forth in Schedule 6.10 or 6.11;

     6.13.13 agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, or any predecessor or Affiliate; or

     6.13.14 other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject which has an actual or potential aggregate future liability to any person (other than the Company) in excess of $5,000 and is not terminable by the Company by notice of not more than 60 days for a cost of less than $5,000.

     6.13.15 Schedule 6.13.15 sets forth a listing of those agreements, contracts, licenses, commitments or instruments with any dealer, reseller or agent (individually, a "Dealer Agreement" and collectively, the "Dealer Agreements") which individually constitute the 20 largest sources of customer usage billings for the Company (excluding Buyer as a separate source of gross revenues for the Company).

      Sellers have made available to Buyer true, correct and complete copies of all material contracts listed in Schedules 6.13 and 6.13.15; provided, however, that with respect to the five largest revenue-generating Dealer Agreements listed in Schedule 6.13.15 only, the contracts delivered to Buyer have been redacted, but only to the extent of the identities of the non-Company parties thereto; and provided further, however, that with respect to the remaining Dealer Agreements listed in Schedule 6.13.15, such agreements contain substantially similar terms to the forms of Dealer Agreements previously provided to Buyer by Sellers. Except as set forth in
      Schedule 6.13, all agreements, contracts, leases, licenses, commitments or instruments of the Company listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company in accordance with its terms. Except as set forth in Schedule 6.13, Sellers, the Company, their predecessors and Affiliates have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Sellers, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

6.14 LITIGATION. Schedule 6.14 sets forth a list as of the date of this Agreement of all pending lawsuits or claims, with respect to which Sellers, the Company, its predecessors and Affiliates has been contacted in writing by counsel for the plaintiff or claimant, against or affecting Sellers, the Company, its predecessors or Affiliates, or any of their respective properties, assets, operations or businesses and which (a) relate to or involve more than $5,000, (b) seek any material injunctive relief, or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 6.14, to the knowledge of Sellers, there are no unasserted claims of the type that would be required to be disclosed in Schedule 6.14 which are considered probable of assertion and which, if asserted, would have at least a reasonable possibility of an adverse determination. To the knowledge of Sellers, except as set forth in Schedule 6.14, neither the Company nor any predecessor or Affiliate is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Schedule 6.14, there is no lawsuit or claim by the Company pending, or which the Company intends to initiate, against any other person. Except as set forth in Schedule 6.14, to the knowledge of Sellers, there is no pending or threatened investigation of or affecting the Company by any Governmental Entity.

6.15 INSURANCE. Sellers or the Company maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Sellers' judgment, reasonable for the business and assets of the Company. The insurance policies maintained with respect to the Company and its assets and properties are listed in Schedule 6.15. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of Sellers, the activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

6.16  BENEFIT PLANS.

     6.16.1 Schedule 6.16 contains a list of all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (sometimes referred to herein as "Pension Plans"); "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans (all the foregoing being herein called "Benefit

               Plans") maintained or contributed to by Sellers, the Company or any predecessor, for the benefit of any officers or employees of the Company. Sellers have made available to Buyer true, complete and correct copies of (a) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, and (d) each trust agreement and group annuity contract relating to any Benefit Plan.

     6.16.2 Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as set forth in Schedule 6.16, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 6.16, there are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the knowledge of Sellers, threatened against or involving any Benefit Plan and, to the knowledge of Sellers, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan.

     6.16.3 Except as set forth in Schedule 6.16, (a) all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (b) there has been no application for or waiver of the minimum funding standards imposed by
               Section 412 of the Code with respect
               to any Pension Plan; and (c) no Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Statement in accordance with generally accepted accounting principles.

     6.16.4 Except as set forth in Schedule 6.16, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Sellers, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its cost.

     6.16.5 No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Company or any of their employees, or, to the knowledge of Sellers, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. Except as set forth in Schedule 6.16, none of the Pension Plans has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. Neither Sellers nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     6.16.6 With respect to any Pension Plan subject to Title IV of ERISA (including, for the purposes of this subsection and the following subsection, any Pension Plan maintained or contributed to by Sellers or any other person under common control with Sellers), Sellers have not incurred any liability to such Pension Plan or to the Pension Benefit Guaranty Corporation, other than for the payment of premiums, all of which have been paid when due. Sellers have made available to Buyer the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by Sellers for use in preparing such reports and valuations was complete and accurate and Sellers have no reason to believe that the conclusions expressed in such reports and valuations are incorrect.

     6.16.7 Except as set forth in Schedule 6.16, as of the most recent valuation date for each Pension Plan that is a defined benefit pension plan, there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Pension Plan and, to the knowledge of Sellers, there are no facts or circumstances that would materially change the funded status of any such Pension Plan.

     6.16.8 Except as set forth in Schedule 6.16, at no time within the five years preceding the Closing Date have Sellers, the Company or any predecessor or Affiliate been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) for the benefit of any officers or employees of the Company or any predecessor or Affiliate; nor have Sellers, the Company or any predecessor or Affiliate incurred any withdrawal liability, within the meaning of
               Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof; or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan. If Sellers or the Company were to make a complete withdrawal from each such multiemployer plan, within the meaning of Section 4203 of ERISA, the withdrawal liability would not exceed $10,000 in the aggregate.

     6.16.9 With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 6.16, (a) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code; (b) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; and (c) each such Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Closing Date.

     6.16.10 Except as set forth in Schedule 6.16, neither the Company nor any predecessor or Affiliate has any current or projected liability or contingent obligation in respect of medical or other benefits for retired or former employees of the Company or any predecessor.

     6.16.11 Except as set forth in Schedule 6.16, no employee or former employee of the Company or any predecessor or Affiliate will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

6.17 ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 6.17, since the date of the Balance Sheet, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Company. Except as set forth in Schedule 6.17, since the date of the Balance Sheet, Sellers have caused the business of the Company to be conducted in the ordinary course and in substantially the same manner as previously conducted.

6.18  COMPLIANCE WITH APPLICABLE LAWS.

     6.18.1 Except as previously disclosed by Sellers to Buyer in writing, to the knowledge of Sellers, the Company is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"), including those relating to occupational health and safety. Except as set forth in
               Schedule 6.18, none of Sellers, the Company, or any predecessor or Affiliate of Sellers or the Company has received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Laws. This subsection does not relate to matters with respect to Taxes or to environmental matters, which are the subject of the following subsection.

     6.18.2 Except as set forth in Schedule 6.18, (a) neither Seller, the Company, nor any predecessor or Affiliate of Sellers or the Company has received any oral or written communication from a Governmental Entity that alleges that the Company or any predecessor or Affiliate is not in compliance in any material respect with any Environmental Laws; (b) the Company holds, and is in compliance with, all permits, licenses and governmental authorizations required for the Company to conduct its business under the Environmental Laws, and is in compliance with all Environmental Laws; (c) Sellers, after inquiry, have no knowledge of any environmental reports other than those set forth in Schedule 6.18; and (d) neither Sellers, the Company, nor any predecessor or Affiliate has entered into or agreed to any court decree or order and none of the foregoing are subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup of contaminants under any Environmental Law. As used in this Agreement, the term "Environmental Laws" means any and all applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of contaminants or noxious odor, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1970, as amended, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

6.19  EMPLOYEE AND LABOR MATTERS.

     6.19.1 Except as set forth in Schedule 6.19, (a) there is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Sellers, threatened, against or affecting the Company or any predecessor or Affiliate; (b) to the knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation exists respecting such employees; (c) the Company is not engaged in any unfair labor practice; (d) there is no unfair labor practice charge or complaint against the Company or any predecessor or Affiliate pending, or, to the knowledge of Sellers, threatened, before the National Labor Relations Board; (e) there are no pending, or, to the knowledge of Sellers, threatened, union grievances against the Company or any predecessor or Affiliate as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect; (f) there are no pending, or, to the knowledge of Sellers, threatened, charges against the Company, any predecessor or Affiliate of the Company, or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (g) neither Seller, the Company, nor any predecessor or Affiliate of the Company has received notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company or any predecessor or Affiliate of the Company and, to the knowledge of Sellers, no such investigation is in progress.

     6.19.2 No officer or director of the Company or any predecessor or Affiliate of the Company is, and, to the knowledge of Sellers, no other employee of the Company is, a party to or bound by any contract, license, covenant or agreement of any nature, or subject to any judgment, decree or order of any Governmental Entity, that may (a) interfere with the use of such person's best efforts to promote the interests of the Company, (b) conflict with the business of the Company or the transactions contemplated hereby, or (c) have a Material Adverse Effect. To the knowledge of Sellers, no activity of any employee of the Company or any predecessor or Affiliate as or while an employee of the Company or any predecessor or Affiliate of the Company has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement, or other contract or agreement. To the knowledge of Sellers, neither the execution and delivery of this Agreement, nor the conduct of the business of the Company by the employees of the Company, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employees are now obligated.

6.20  Accounts Receivable; Inventories of Promotional Materials and
      Calling Cards.

     6.20.1 All accounts receivable of the Company, whether reflected on the Balance Sheet or subsequently created, have arisen from bona fide transactions in the ordinary course of business. To the knowledge of Sellers, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. The Company has good and marketable title to its accounts receivable, free and clear of all liens, except as set forth in Schedule 6.20. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any notes or accounts receivable of the Company, except for immaterial write-offs in the ordinary course of business and consistent with past practice.

     6.20.2 To the knowledge of Sellers, the inventories of promotional materials, calling cards and any other products distributed to customers, dealers or agents of the Company (the "Inventories"), whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and consistent in all material respects with past practice in the ordinary course of business. To the extent material, the Inventories are reflected on the Balance Sheet and in the books and records in accordance with generally accepted accounting principles applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet).

6.21 LICENSES; PERMITS. Schedule 6.21 sets forth a true and complete list of all material licenses, permits and authorizations issued or granted to the Company or any predecessor by Governmental Entities which are necessary or desirable for the conduct of the business of the Company. Except as set forth in Schedule 6.21, all such licenses, permits and authorizations are validly held by the Company; the Company has complied in all material respects with all terms and conditions thereof; and the same will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. All such licenses, permits and authorizations which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company shall be deemed included under this warranty.

6.22 ACCOUNTS; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY; OFFICERS AND DIRECTORS. Schedule 6.22 sets forth (a) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon; (b) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder; (c) a true and correct list of all powers of attorney granted by the Company and those persons authorized to act thereunder; and (d) a true and correct list of all officers and directors of the Company.

6.23 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 6.23, none of the agreements, contracts or other arrangements set forth in
      Schedule 6.13 between the Company or any predecessor, on the one hand, and Sellers or any Affiliate of either Seller (other than the Company), on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Schedule 6.23, after the Closing neither Sellers nor any Affiliate of either Seller will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Company. Except as set forth in Schedule 6.23 and as permitted by Section 7.6 hereof and the Employment Agreements, after the Closing neither Sellers nor any Affiliate will have any direct or indirect ownership interest in any entity in which the Company has any direct or indirect ownership interest or with which the Company competes or has a business relationship. Except as set forth in Schedule 6.23 or pursuant to the Employment Agreements, neither Seller provides services to the Company.

6.24 CORPORATE NAME. Except as set forth in Schedule 6.24, the Company (a) has the right to use its name as the name of a corporation in any jurisdiction in which the Company does business; and (b) has not received any notice of conflict during the past two years with respect to the rights of others regarding the corporate names of the Company. Except as set forth in Schedule 6.24, to the knowledge of Sellers, no person is presently authorized by Sellers, the Company or any predecessor or Affiliate to use the name of the Company. Sellers have previously made available to Buyer copies of any documents in the possession of Sellers granting any authorizations of the type referred to in the previous sentence.

6.25 EFFECT OF TRANSACTION. Except as set forth in Schedule 6.25, no creditor, employee, client, customer or other person having a material business relationship with the Company has informed Sellers, the Company or any predecessor or Affiliate of the Company that such person intends to change such relationship because of the purchase and sale of the Shares or the consummation of any other transaction contemplated hereby.

6.26 DISCLOSURE. No representation or warranty of Sellers contained in this Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Sellers to Buyer or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

6.27 SUPPLIERS. Except as set forth in Schedule 6.27, between the date of the Balance Sheet and the date of this Agreement, neither the Company nor any predecessor has entered into or made any contract or commitment for the purchase of merchandise or services other than in the ordinary course of business consistent with past practice. Except for the suppliers named in Schedule 6.27, neither the Company nor any predecessor has any supplier (other than the Company) from whom it purchased more than 5% of the merchandise or services which it purchased during its most recent full fiscal year. Except as set forth in Schedule 6.27, since the date of the Balance Sheet, there has not been (a) any material adverse change in the business relationship of the Company with any supplier of merchandise or services named in
      Schedule 6.27, or (b) any change in any material term (including credit terms) of the supply agreements or related arrangements with any such supplier.

6.28 CUSTOMERS. Except for the customers named in Schedule 6.28, neither the Company nor any predecessor has any customer to whom it made more than 5% of its sales during its most recent full fiscal year. Except as set forth in Schedule 6.28, since the date of the Balance Sheet, there has not been (a) any material adverse change in the business relationship of the Company with any customer named in Schedule 6.28, or (b) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. During the past two years, neither the Company nor any predecessor or Affiliate of the Company has received any customer complaints concerning its products and services, nor have they had any of their products returned or services canceled by a purchaser thereof, other than complaints, returns and cancellations in the ordinary course of business which have not, and are not likely to have, individually or in the aggregate, a Material Adverse Effect.

6.29 PRIVATE OFFERING. Neither Sellers, nor any predecessor or Affiliate of the Company, nor anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither Sellers, nor any predecessor or Affiliate of the Company, nor anyone acting on its or their behalf will offer the Shares or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of Buyer contained in Section 8.3 hereof are true and correct, the issuance, sale and delivery of the Shares hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

7.    COVENANTS OF SELLERS

      Sellers covenant and agree as follows:

7.1 CONFIDENTIALITY. Sellers shall keep confidential, and cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company and their business, except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.1. The covenant set forth in this Section 7.1 shall terminate 5 years after the Closing Date.

7.2 INSURANCE. As of the Closing, Sellers shall assign to Buyer and to the Company any and all assignable rights which Sellers may have under such insurance policies covering claims relating to the period on or prior to the Closing Date. Any and all additional insurance policies not listed in Schedule 6.15 which are maintained with respect to the Company and its assets and properties are owned and maintained by Sellers and its Affiliates (other than the Company). Neither Buyer nor the Company will have any rights under any such additional insurance policies from and after the Closing Date.

7.3 ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. On the Closing Date, Sellers shall assign to Buyer their rights under all confidentiality agreements entered into by Sellers with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company. Copies of such confidentiality agreements shall be provided to Buyer on the Closing Date.

7.4 RESIGNATIONS. On the Closing Date, Sellers shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of the Company, and shall take such other action as is necessary to accomplish the foregoing.

7.5   SUPPLEMENTAL DISCLOSURE.

     7.5.1 Sellers shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that no supplement or amendment to such Schedules shall have any effect for purposes of determining whether any person is entitled to indemnification pursuant to
               Section 13.

     7.5.2 Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence to Sellers' knowledge of any event or condition or the existence to Sellers' knowledge of any fact that would cause any of the conditions to Buyer's obligation to consummate the purchase and sale of the Shares not to be fulfilled.

7.6  NON-COMPETITION AND PERMITTED COMPETITION.

     7.6.1 Each of Sellers shall become employed by Buyer pursuant to the Employment Agreements, effective as of the Closing Date. The initial term of the Employment Agreements shall be one year, subject to early termination as provided therein. During the respective terms of their Employment Agreements, the Sellers shall be permitted to continue to operate their existing businesses known as National Business Society, Inc., IntelliChoice, Inc. and Telecom Solutions, Inc., and, through those companies or other companies established by Sellers, to offer all telecommunications products and services, including calling cards, at such prices as Sellers may determine; provided, however, that the gross billings attributable to calling card products and services generated by all such companies shall not be permitted to exceed the sum of US$60,000 per month in the aggregate (all of the foregoing terms and conditions of this subsection 7.6.1 referred to hereafter as "the Permitted Competition Carve-out"). All amounts payable to Sellers with respect to any such gross billings in excess of $60,000 per month shall be immediately payable to Buyer. For the duration of the Employment Agreements, Sellers shall submit, within 15 days of the end of each calendar month, a written statement executed by each of Sellers, certifying the compliance of each of Sellers with the terms and conditions of this subsection 7.6.1 (the "Compliance Certificate"). At the request of Buyer, Sellers shall permit the Accounting Firm designated in Section 4.3 hereof to review Sellers' books and records on a confidential basis, solely to confirm to Buyer the completeness and accuracy of the Compliance Certificate and Sellers' compliance with this subsection. Buyer shall pay all costs and expenses of the Accounting Firm in connection with any review pursuant to this subsection 7.6.1.

     7.6.2 From and after the expiration or termination of their respective Employment Agreements and continuing for a period of 2 years following such expiration or termination, each of the Sellers shall be free to engage in any aspect of the telecommunications business in addition to the Permitted Competition Carve-out, provided, however, that any calling card products or calling card services, other than the Permitted Competition Carve-out, shall be ancillary to the other products and services offered by any business with which either Seller is affiliated or by which either Seller is employed, and calling card products and calling card services shall not be the primary focus of the business of Sellers or either of them. For purposes of this Section 7.6.2, the term "ancillary" shall mean: (a) that the calling card products and services are offered at the rate of not less than twenty-five cents ($0.25) per minute for domestic calls within the United States, or at any rate for international calls; and (b) that such products and services do not constitute more than 15% of the total minutes billed in the aggregate by all such businesses for all telecommunications services; and (c) that no advertising shall be permitted for any such business in which the offer of a calling card product or service is the primary focus of such advertisement. Any amounts received in violation of this Section shall become immediately payable to Buyer.

     7.6.3 For the duration of their respective Employment Agreements and continuing for a period of 5 years following the termination or expiration thereof, each Seller shall be prohibited from approaching or soliciting, either directly or through third-party agents or dealers, any customers of the Company or of Buyer of whom Sellers have actual knowledge (other than customers who can be demonstrated by written records to be customers of National Business Society, Inc., IntelliChoice, Inc. or Telecom Solutions, Inc. for purposes of the Permitted Competition Carve-out). The foregoing restriction applies to customers of Buyer prior to Closing, customers of the Company as of the date of Closing, and new customers of either the Company or Buyer who are signed at any time after the Closing and prior to the termination or expiration of the applicable Employment Agreement. The covenant in this Section 7.6.3 applies to Calling Card Services and Other Services; provided, however, that it shall not be a violation of this covenant for Sellers or any of their Affiliates to conduct mass market solicitations of prospective telecommunications customers which are not targeted specifically at customers of the Company or Buyer, and which mass market solicitations are not conducted for the sole or primary purpose of inducing customers of the Company or Buyer to switch telecommunications service providers.

     7.6.4 For the duration of their respective Employment Agreements and continuing for a period of 2 years following the termination or expiration thereof and subject to the additional limitations set forth in subsections 7.6.1 or 7.6.2, as applicable, (a) with respect to the dealers or agents listed on Schedule 6.13.15 hereof that are not listed on Schedule 7.6.4, each Seller shall be prohibited from approaching, soliciting or contracting with, either directly or indirectly, such dealers or agents; (b) with respect to the dealers or agents listed on Schedule 7.6.4, Sellers shall in no way be prohibited from approaching, soliciting or contracting with, either directly or indirectly, such dealers or agents, except as otherwise explicitly provided in such Schedule; and (c) with respect to all other dealers or agents, Sellers shall in no way be prohibited from contracting with such dealers or agents, provided, however, that Sellers shall be prohibited from specifically targeting or otherwise directly approaching such dealers or agents.

     7.6.5 For the duration of their respective Employment Agreements and continuing for a period of 2 years following the termination or expiration thereof, each Seller shall be prohibited from directly or indirectly owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of, or being connected as a developer of, consultant with respect to, or director, officer, employee, partner, lender or otherwise with, any profit or non-profit business or organization which, directly or indirectly, offers or otherwise markets any calling card product or service, whether on a stand-alone basis or bundled with other telecommunications services, except as specifically permitted under subsections 7.6.1 and 7.6.2 hereof. The foregoing provisions of this subsection 7.6.5 shall not prohibit the ownership by either Seller of 5% or less of any class of securities of a company which is publicly traded on a national securities exchange or over-the-counter on the NASDAQ System or otherwise.

     7.6.6 For the duration of their respective Employment Agreements and continuing for a period of 2 years following the termination or expiration thereof, each Seller shall be prohibited from directly or indirectly approaching, soliciting, raiding, enticing or inducing any person who is an employee of Buyer during the term of Sellers' employment to become employed by either Seller or any other person or entity with which either of them might become affiliated after the term of employment; provided however, that the provisions of this Section shall not apply with respect to any person who was not induced to leave the employ of the Company or Buyer, directly or indirectly, by or with the cooperation of either Seller; and

     7.6.7 For the duration of their respective Employment Agreements and continuing for a period of 5 years following the termination or expiration thereof, each Seller shall be prohibited from any direct or indirect use or disclosure of confidential or proprietary business information of Buyer, including, but not limited to customer lists, marketing plans, product offerings, pricing structures, business retention, and business expansion plans. Upon the termination or expiration of their respective Employment Agreements, each Seller shall deliver to Buyer all copies of any such confidential or proprietary information then in such Seller's possession or control.

     7.6.8 Notwithstanding any other term, condition or provision of this Agreement to the contrary, in the event of any breach or threatened breach of any of the provisions of this Section
               7.6, Buyer shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer. Nothing in this subsection shall be construed to limit the right of Buyer to collect money damages in the event of a breach of any of the provisions of this Section 7.6.

7.7 CERTAIN LICENSES AND PERMITS. Sellers covenant that all licenses, permits and authorizations which are held in the name of either Seller or any employee, officer, director, stockholder, agent or otherwise on behalf of the Company shall be duly and validly transferred to the Company without consideration prior to the Closing, and that the warranties, representations, covenants and conditions contained in this Agreement shall apply to the same as if held by the Company as of the date hereof.

7.8   ORDINARY CONDUCT; OTHER TRANSACTIONS

     7.8.1 Except as expressly permitted by the terms of this Agreement, from the date hereof to the Closing, Sellers shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as presently conducted (including with respect to advertising, promotions, capital expenditures and inventory levels), and shall make all reasonable efforts consistent with past practices to preserve their and the Company's relationships with customers, dealers, agents, suppliers and others with whom the Company deals. Sellers shall not, and shall not permit the Company to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Section 5.1 not being satisfied. In addition, except as otherwise expressly permitted by the terms of this Agreement, Sellers shall not permit the Company to do any of the following without the prior written consent of Buyer:

     7.8.1.1   amend its Certificate of Incorporation or By-laws;

     7.8.1.2 redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

     7.8.1.3 adopt or amend in any material respect any Benefit Plan or collective bargaining agreement, except as required by law;

     7.8.1.4 grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which the Company shall not be obligated following the Closing;

     7.8.1.5 incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

     7.8.1.6 permit, allow or suffer any of its assets to become subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever;

     7.8.1.7 cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

     7.8.1.8 pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Sellers or any of their affiliates (other than the Company);

     7.8.1.9 make any change in any method of accounting or accounting practice or policy other than those required by United States generally accepted accounting principles;

     7.8.1.10 acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Company;

     7.8.1.11 make or incur any capital expenditure that is not currently approved in writing or budgeted and which, individually, is in excess of $5,000, except in the ordinary course of business consistent with past practice;

     7.8.1.12 sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business consistent with past practice;

     7.8.1.13 enter into any lease of real property, except any renewals of existing leases in the ordinary course of business with respect to which Buyer shall have the right to participate;

     7.8.1.14 modify, amend, terminate or permit the lapse of any lease of, or other material agreement relating to, real property (except modifications or amendments associated with renewals
               of existing leases in the ordinary   course of business with
               respect to which Buyer shall have the right to participate);
               or

     7.8.1.15 agree, whether in writing or otherwise, to do any of the foregoing.

7.8.2 From the date of this Agreement to the Closing, none of Sellers, the Company, or any other Affiliate of Sellers or the Company shall, nor shall any of them permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Buyer and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, stockholder or other representative of the Company or any other Affiliate of Sellers or the Company, whether or not such person is purporting to act on behalf of Sellers, the Company, any other Affiliate of Sellers or otherwise, shall be deemed to be a breach of this subsection by Sellers. In the event that Sellers, the Company or any other Affiliate of Sellers or the Company receives a proposal relating to any such transaction, Seller shall promptly notify Buyer of such proposal.

7.8.3 Notwithstanding any other term, condition or provision of this Agreement to the contrary, in the event of any breach or threatened breach of any of the provisions of this Section 7.8, Buyer shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to

      Buyer and that money damages will not provide an adequate remedy to Buyer. Nothing in this subsection shall be construed to limit the right of Buyer to collect money damages in the event of a breach of any of the provisions of this Section 7.8.

8.    Representations and Warranties of Buyer

      Buyer hereby represents and warrants to Sellers as follows:

8.1 Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and the Employment Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

8.2 No Conflicts; Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (a) the Certificate of Incorporation or By-laws of Buyer or the comparable governing instruments of any subsidiary of Buyer; (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or assets are bound; or (c) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act; and (ii) those that may be required solely by reason of Sellers' (as opposed to any other third party's) participation in the transactions contemplated hereby.

8.3 Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

8.4 Actions and Proceedings, etc. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its affiliates; (b) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates; or (c) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its affiliates, and which, in the case of each of clauses (a), (b) and (c), have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

9.   Covenants of Buyer

      Buyer covenants and agrees as follows:

9.1 Confidentiality. Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject tothe terms of a confidentiality agreement between Buyer and the Company (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate. Notwithstanding anything herein to the contrary, Buyer shall not disclose the amount of Purchase Price to any third party, except as may be required by applicable law or the rules and regulations of any United States or foreign securities exchange; provided that Sellers acknowledge at the time of execution of this Agreement that Buyer will disclose the amount of Purchase Price in accordance with the rules and regulations of the United States Securities and Exchange Commission.

9.2 No Additional Representations. Buyer acknowledges that none of Sellers, the Company, or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Schedules hereto, and none of Sellers, the Company, or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information.

9.3 Supplemental Disclosure. Buyer shall promptly notify Sellers of, and furnish Sellers any information it may reasonably request with respect to, the occurrence to Buyer's knowledge of any event or condition or the existence to Buyer's knowledge of any fact that would cause any of the conditions to Sellers' obligation to consummate the purchase and sale of the Shares not to be fulfilled.

10.   Mutual Covenants

      Each of Sellers and Buyer covenants and agrees as follows:


10.1 Cooperation. In addition to any separate undertakings of Buyer and Sellers in the Employment Agreements, Buyer and Sellers shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Company from Sellers to Buyer and to minimize any disruption to the respective businesses of Sellers, Buyer or the Company that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives, access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section. Neither party shall be required by this Section to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company).

10.2 Publicity. Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not unreasonably be withheld), except as such release or announcement by Buyer may be required by law or the rules or regulations of any United States or foreign securities exchange; provided, however, that Buyer may make internal announcements to its employees regarding the transactions contemplated hereby, and provided further, however, that Sellers, solely with the participation and prior consent of Buyer, may inform the

      Company's dealers, agents and vendors of such proposed transactions in order to promote a smooth transfer of the Company to Buyer.

10.3 Records. On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of Sellers relating to the business and operations of the Company, subject to the following exceptions:

      10.3.1 Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to Affiliates of Sellers other than the Company , and that Sellers may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

      10.3.2 Sellers may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company; and

      10.3.3 Sellers may retain any tax returns, reports or forms, and Buyer shall be provided with copies of such returns, reports or forms only to the extent that they relate to the Company's separate returns or separate tax liability.

11.   Employee and Related Matters

11.1 Continuation of Comparable Benefit Plans. For not less than 1 year following the Closing Date, Buyer shall maintain, or shall cause the Company to maintain, compensation and employee benefit plans and arrangements (other than any plans and arrangements based on equity securities or any equivalent thereof) for employees of the Company that, in the aggregate, are substantially comparable to those provided pursuant to the compensation and employee benefit plans and arrangements in effect on the date hereof as set forth in Schedule 6.16. Notwithstanding the above, Buyer shall have the right (a) following the Closing Date, to transfer, to one or more employee benefit plans maintained by Buyer which are, in the aggregate, substantially comparable to the plans of the Company, any employee of the Company or any Subsidiary who becomes an employee of Buyer or any of its other Affiliates; and (b) in the good faith exercise of its managerial discretion, to make changes or cause changes to be made in compensation, benefits and other terms of employment and to terminate the employment ofany employee.

12.   Further Assurances

12.1 From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

13.   Indemnification

13.1  Tax Indemnification.

      13.1.1 Sellers jointly and severally shall indemnify Buyer and its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (a) all liability for Taxes of the Company for the Pre-Closing Tax Period; (b) all liability for Taxes resulting from the
               Section 338(g) (if applicable) and 338(h)(10) elections (or any comparable elections under state or local Tax law) contemplated by Section 14.1 of this Agreement, and (c) all liability for reasonable legal fees and expenses for any item attributable to any item in clauses (a) or (b) above.

                Notwithstanding the foregoing, Sellers shall not indemnify and hold harmless Buyer and its affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any action taken after the Closing by Buyer, any of its affiliates
                (including the Company or any of the Subsidiaries), or any transferee of Buyer or any of its affiliates (other than any such action expressly required by applicable law or by this Agreement) (a "Buyer Tax Act") or attributable to a breach by Buyer of its obligations under this Agreement.

      13.1.2 Buyer shall, and shall cause the Company to, indemnify Sellers and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (a) all liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period); (b) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement; (c) Taxes payable by Sellers solely as a result of the Sellers making the elections referred to in Section 14.1 (to the extent that such Taxes exceed the Taxes otherwise payable by Sellers if such election had not been made); and (d) all liability for reasonable legal fees and expenses attributable to any item in clause (a), (b) or (c) above.

      13.1.3 In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                13.1.3.1 real, personal and intangible property Taxes ("property Taxes") of the Company for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the

                            Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                13.1.3.2 the Taxes of the Company (other than property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.


     13.1.4 Sellers' indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the amount of such Taxes paid by Sellers or any of its Affiliates (other than the Company) at any time, plus the amount of such Taxes paid by the Company on or prior to the Closing Date. Sellers shall initially pay such excess to Buyer within 30 days after the return, report or form with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed). If the amount of such Taxes paid by Sellers or any of its Affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date exceeds the amount payable by Sellers pursuant to the preceding sentence, Buyer shall pay to Sellers the amount of such excess (a) in the case of property Taxes, at the Closing (the "Closing Tax Adjustment Amount") and (b) in all other cases, within 30 days after the return, report or form with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this subsection by Sellers or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

13.2  Other Indemnification by Sellers.


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     13.2.1     Sellers jointly and severally shall indemnify Buyer, its
                Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 13.1) arising from, relating to or otherwise in respect of
                (a) any breach of any representation or warranty of Sellers which survives the Closing and which is contained in this Agreement or in any certificate delivered pursuant hereto; and (b) any breach of any covenant of Sellers contained in this Agreement; provided, however, that each of Sellers only shall be severally liable with respect to indemnification for breaches of those representations and warranties contained Sections 6.1, 6.2 and 6.3 which pertain to Sellers individually rather than specifically to the Company; and provided further, however, that Sellers shall not have any liability under this Section 13.2 to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates after the Closing.

      13.2.2 Buyer acknowledges and agrees that, other than the representations and warranties of Sellers specifically contained in this Agreement, there are no representations or warranties of Sellers either expressed or implied with respect to the transactions contemplated hereby, the Company or its assets, liabilities and business.

      13.2.3 Buyer further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Company and its assets, liabilities and business (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Section 13. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to

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                the extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) that Buyer or the Company may have against Sellers and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section
                13).

13.3 Other Indemnification by Buyer. Buyer shall, and shall cause the Company to, indemnify Sellers, their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in Section 13.1) arising from, relating to or otherwise in respect of a) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto; (b) any breach of any covenant of Buyer contained in this Agreement or the Employment Agreements; (c) any guarantee or obligation to assure performance given or made by Sellers or an Affiliate of Sellers with respect to obligations of the Company set forth in clause (d) below; (d) all obligations and liabilities of the Company, including any such obligations or liabilities contained in the Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Contracts, or the Benefit Plans set forth in Schedule
      6.16 or any plan, fund, program, policy, contract or arrangement described in Section 6.16 but not required to be set forth in Schedule
      6.16 (collectively, the "Plans") (in each case other than items which Sellers have expressly agreed to pay or perform pursuant to this Agreement or for which indemnification is provided under Section 13.2); and (e) any claims made by Howard Carson or his Affiliates, but only to the extent such claims arise under or in connection with the ordinary course operation of the Company's business;

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      provided, however, that Buyer shall not have any liability under clauses (a) and (b) above for any breach if Sellers had knowledge of such breach at the time of the Closing.

13.4 Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this
      Section 13 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a "Loss") and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase); and (b) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes, and payments between Sellers and Buyer to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form)

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      with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

13.5 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto (a) pursuant to Section 13.1, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof); (b) pursuant to clause (a) of Section 13.2.1 and clause (a) of Section 13.3, shall terminate when the applicable representation or warranty terminates pursuant to Section 17; and (c) pursuant to the other clauses of Sections 13.2 and 13.3 shall not terminate; provided, however, that as to clauses (a) and (b) of this Section 13.5, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

13.6  Procedures Relating to Indemnification (Other than under Section 13.1).

      13.6.1 In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 13.1) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).

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                Thereafter, the indemnified party shall deliver to the
                indemnifying party, within 5 business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     13.6.2    If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

     13.6.3 If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third

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



                Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not unreasonably be withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise adversely affect the indemnified party.

     13.6.4 Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. The indemnification required by Sections 13.2 and 13.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under Sections 13.2 and 13.3 other than Third Party Claims

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


                shall be governed by Section 13.7. All Tax Claims (as defined in Section 13.8) shall be governed by Section 13.8.

13.7 Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Sections 13.2 or 13.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Sections 13.2 or 13.3, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Sections 13.2 or 13.3, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Sections 13.2 or 13.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

13.8  Procedures Relating to Indemnification of Tax Claims.

     13.8.1 If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to

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                Section 13.1, Buyer shall promptly notify Sellers in
                writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to Sellers within a sufficient period of time to allow Sellers to effectively contest such Tax Claim, or in reasonable detail to apprise Sellers of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Sellers shall not be liable to Buyer, any of its affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that Sellers' position is actually prejudiced as a result thereof.

     13.8.2 If a Tax Claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment by Buyer to Sellers or to any of Sellers' Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 13.1, Sellers shall promptly notify Buyer in writing of such claim. If notice of a Tax Claim is not given to Buyer within a sufficient period of time to allow Buyer to effectively contest such Tax Claim, or in reasonable detail to apprise Buyer of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Buyer shall not be liable to Sellers, any of their Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that Buyer's position is actually prejudiced as a result thereof.

     13.8.3 With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period or a Tax Claim for which Buyer is required to provide indemnity pursuant to Section 13.8.2), Sellers shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in Sellers' sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in Sellers' sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner.

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                Sellers and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period. Buyer shall have the right, but not the responsibility, to control all proceedings taken in connection with any Tax Claim for which Buyer is required to provide indemnity pursuant to Section 13.8.2.

     13.8.5 Buyer, the Company, and each of their respective Affiliates shall cooperate with Sellers in contesting any Tax Claim,
                which   cooperation shall include, without limitation, the
                retention and (upon Sellers' request) the provision to Sellers of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

      13.8.5 In no case shall Buyer, the Company, or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Sellers' prior written consent. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party's prior written consent.

13.9 Mitigation. Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Buyer or Sellers shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage

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      or expense that could reasonably be expected to have been avoided if
      Buyer or Sellers, as the case may be, had made such efforts.

13.10 Limitation of Liability. The obligations and liabilities of Sellers for indemnification under this Agreement shall be subject to the following limitations:

      13.10.1 Buyer's right to indemnification shall be limited to a maximum recovery from Sellers of an amount equal to the Purchase Price, and Buyer agrees that this amount shall constitute Buyer's sole and exclusive remedy with respect to any loss, liability, claim, damage or expense (including, without limitation, any liability for Taxes) suffered or incurred by Buyer (collectively, "Buyer's Losses").

     13.10.2 No indemnification shall be required to be made by Sellers under this Article 13 unless the aggregate amount of Buyer's Losses exceeds an amount equal to $100,000, and then only to the extent of such excess.

     13.10.3   If, on the Closing Date, Buyer has knowledge of the untruth, inaccuracy or breach of any representation or warranty by Sellers (jointly or severally) contained in, or Sellers' (joint or several) breach of or failure to comply with any covenant or obligations under, this Agreement or any other document to be delivered in connection with the transactions contemplated hereby, then any liability, obligation, claim, loss, cost, damage and expense, including attorneys' fees and disbursements, arising out of or resulting therefrom shall not be included as part of Buyer's Losses and Seller shall have no obligation to indemnify Buyer therefor.

13.11 Exclusive Remedy.  Except for the remedies provided in Sections 7.6 and
      7.8 for Sellers' breach of the terms and conditions contained therein, the parties hereto agree that the remedies provided by this Article 13 shall be the exclusive remedy under this Agreement.

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13.12  Exclusion of Certain Damages.  Notwithstanding any other provision hereof, in no event shall Sellers be liable for or obligated to indemnify Buyer from and against any consequential, indirect or special damages, including, without limitation, lost profits, business interruption and loss of business opportunities or goodwill. This exclusion of any such consequential, indirect or special damages shall apply whether the action in which recovery of damages is sought is based on contract, tort (including sole, concurrent or other negligence or strict liability), statute or otherwise. To the extent permitted by law, any statutory remedies which are inconsistent with this Section 13.12 are waived.

14.   Tax Matters

14.1 If Buyer so elects, (a) Sellers and Buyer shall join in timely making an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect thereto; and
      (b) Sellers and Buyer shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Temporary Regulation Section 1.338(h)(10)-1T (or any comparable provisions of state or local Tax law) or any successor provision. Sellers and Buyer agree that the fair market value of the assets of the Company are as set forth in Schedule 14.1. Neither Sellers nor Buyer (nor any of their respective affiliates) shall take any position on any Tax return or with any taxing authority that is inconsistent with the agreed fair market values set forth in Schedule 14.1.

14.2 For any taxable period of the Company that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that Sellers shall reimburse Buyer (in accordance with the procedures set forth in Section 13.1) for any amount owed by Sellers pursuant to Section 13.1 with respect to the taxable periods covered by such returns, reports or forms. For any taxable period of the Company that ends on or before the Closing Date, Sellers shall timely prepare and file with the appropriate authorities all Tax returns, reports

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     and forms required to be filed, and shall pay all Taxes due with respect to such returns, reports and forms. Buyer and Sellers agree to cause the Company to file all Tax returns, reports and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

14.3 Sellers, the Company, and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Sellers recognize that Sellers and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company, (a) to use its best efforts to properly retain and maintain such records until such time as Sellers agree that such retention and maintenance is no longer necessary; and (b) to allow Sellers and their agents and representatives (and agents or representatives of any of their Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Sellers may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Sellers' expense.

14.4 Any refunds or credits of Taxes of the Company for any taxable period ending on or before the Closing Date shall be for the account of Sellers. Any refunds or credits of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of the Buyer. Any refunds or credits of Taxes of the Company for any Straddle Period shall be equitably apportioned between Sellers and Buyer. Buyer shall, if Sellers so request and at Sellers' expense, cause the Company to file for and obtain any refunds or credits to which Sellers are entitled under this Section. Buyer shall permit Sellers to control the prosecution of any such refund claim and, where deemed appropriate by Sellers, shall cause the Company to authorize by appropriate powers of attorney such persons as Sellers shall designate to represent the Company with respect to such refund claim. Buyer shall cause the Company to forward to Sellers any such refund within 10 days after the refund is received (or reimburse Sellers for any such credit within 10 days after the credit is allowed or applied against other Tax liability); provided, however, that any such amounts payable to Sellers shall be net of any Tax cost or benefit to Buyer or the Company, as the case may be, attributable to the receipt of such refund and/or the payment of such amounts to Sellers. Sellers and Buyer shall treat any payments under the preceding sentence that Sellers shall receive pursuant to this as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Buyer or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United Stated Federal income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of
      Section 13.8. In the event that any federal or state authority takes an action that results in the disallowance of deductions taken into account when calculating the Company's income which was included by the Sellers in their individual taxable incomes, and the effect of such disallowance is to permit the Company or Buyer to deduct from its gross income the amount of such disallowed deduction for a tax period ending after the Closing Date, the Company or Buyer shall pay to Sellers the amount of any tax benefit actually obtained by Buyer as a result of Buyer taking any deduction arising in respect of such disallowed deduction taken by Sellers, provided, however, that Buyer shall have no obligation under this clause for the actual amount of any additional Taxes, interest or penalties owed or paid by Sellers resulting from such disallowance, except to the extent explicitly set forth herein.

14.5 Sellers shall be responsible for filing any amended consolidated, combined or unitary Tax returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally


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



      determined. For those jurisdictions in which separate Tax returns are filed by the Company, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by Sellers and furnished to the Company or such Subsidiary, as the case may be, for approval (which approval shall not unreasonably be withheld), signature and filing at least 30 days prior to the due date for filing such returns.

14.6 All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (other than stock transfer Taxes) shall be paid by Buyer, and Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws. Sellers shall pay any stock transfer Taxes due as a result of the sale of the Shares.

14.7 On the Closing Date, Buyer shall cause the Company to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the ordinary course.

14.8 Sellers shall cause the provisions of any Tax sharing agreement between Sellers and any of its Affiliates (other than the Company) to be terminated on or before the Closing Date.

15.   Assignment

15.1 This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Sellers (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Sellers) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to

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      purchase the Shares hereunder to an Affiliate of Buyer without the prior written consent of Sellers; and provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section shall be void.

16.   No Third-Party Beneficiaries

16.1 Except as provided in Section 11.1 and Article 13, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17.   Survival of Representations

17.1 The representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to Taxes) shall survive the Closing solely for purposes of Sections 13.2 and 13.3 and shall terminate at the close of business one year following the Closing Date.

18.   Expenses

18.1 Except as provided in Section 18.2 hereof, whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

18.2 In the event that the Closing does not occur and the transactions contemplated hereby are not consummated for any reason other than Sellers' refusal to close, Buyer shall pay to the Company the actual costs of the financial audit conducted in connection herewith.

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19.   Attorney Fees

19.1 A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

20.   Amendments

20.1 No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

21.   Notices

21.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

      21.1.1   if to Buyer:

               Econophone, Inc.
               45 Broadway, 30th Floor
               New York, NY 10016
               Attention:  Richard Shorten, Jr., Esq.


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



               with a copy to:

               Lacher & Fox
               99 Park Avenue, 25th Floor
               New York, NY 10016-1601
               Attention:  David Lacher, Esq.

     21.1.2    if to Sellers:


               Richard Masino
               7 Inwood Road
               St. James, NY 11780

               and

               Robert Wunder
               65 High Ridge Road
               Suite 458
               Stamford, CT 06905

               with a copy to:

               Stroock & Stroock & Lavan LLP
               180 Maiden Lane
               New York, NY 10038-4982
               Attention:  Mark A. Rosenbaum, Esq.

22.   Interpretation; Exhibits and Schedules; Certain Definitions

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

22.1 The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

22.2  For all purposes hereof:

      22.2.1 "Affiliate" means (a) any Person (as defined below), corporation or business entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interests are, at the time such determination is being made, owned, Controlled (as defined below) or held, directly or indirectly, by such corporation or business entity; or (b) any other Person, corporation or business entity which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such corporation or business entity. For purposes of this definition, "Control," whether used as a noun or verb, refers to the possession, direct or indirect, of the power to direct, or cause the direction of, the management or policies of any corporation or business entity, whether through the ownership of voting securities, by contract or otherwise;

      22.2.2  "including" means including, without limitation;

      22.2.3 "knowledge" of Sellers means the knowledge of Richard Masino or Robert Wunder;

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      22.2.4  "knowledge" of Buyer means the knowledge of Alfred West, Alan
              Levy, Ira Riesenberg or Monte Banash; and

      22.2.5 "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

23.   Counterparts

23.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

24.   Entire Agreement

24.1 This Agreement, the Escrow Agreement, the Employment Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The parties agree that the certain Authorized Representative Agreement entered into between Econophone, Inc. and National Business Society, Inc. on the 17th day of March, 1996, is terminated effective upon the Closing. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Escrow Agreement, Employment Agreements, or Confidentiality Agreement.

25.   Fees

25.1 Each party hereto hereby represents and warrants to the other that it has not dealt with any brokers or finders in connection with this Agreement or the transactions contemplated

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


      hereby, and that no broker or finder is entitled to any brokerage fee, finder's fee or commission in respect hereof and thereof.

26.   Severability

26.1 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

27.   Consent to Jurisdiction

27.1 To the extent that any claim or controversy arising out of this Agreement or any transaction contemplated hereby shall not be arbitrable in accordance with Article 29 hereof, each of Buyer and Sellers irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Sellers agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Buyer and Sellers further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Article. Each of Buyer and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United

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


      States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Buyer and Sellers irrevocably and unconditionally waives trial by jury in any action or proceeding arising under this Agreement or the transactions contemplated hereby.

28.   Governing Law

28.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

29.   Arbitration

29.1 Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement, including any claim based on contract, tort, statute or constitution, shall be determined, except as otherwise provided in Section 4.3 hereof, at the request of any party, by arbitration conducted in New York City, before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration pursuant to this Section 29. Any controversy concerning whether a dispute is an arbitrable dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 29 shall be determined by the arbitrator. The

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


      arbitrator shall be an individual who has had substantial professional experience with regard to the telecommunications business. The parties intend that the provisions to arbitrate set forth in this Section 29 be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In his or her award, the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief, including punitive damages. The provisions of this
      Section 29 shall not apply to any arbitration between the parties conducted by the Accounting Firm pursuant to Section 4.3.

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

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


SELLERS:                                       BUYER:

                                               ECONOPHONE, INC.



/s/ RICHARD MASINO                             By: /s/ ALFRED WEST
_____________________________                     ____________________________
RICHARD MASINO
                                               Name: Alfred West
                                                    __________________________

/s/ ROBERT WUNDER                              Title: Chief Executive Officer
_____________________________                        _________________________
ROBERT WUNDER



                                               By: /s/ ALAN L. LEVY
                                                   _____________________________

                                               Name: Alan L. Levy
                                                     __________________________

                                                Title: President and Chief
                                                        Operating Officer
                                  82